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                             USA Technologies, Inc.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087


                                December 17, 1996

Mr. Edward J. Sullivan, C.P.A.
3 Pickwick Lane
Malvern, Pennsylvania  19355

                  RE:      Separation And Consulting Agreement

Dear Ed:

         This will confirm your resignation as Chief Financial Officer of the Company effective at the close of business on November 30, 1996. This letter also sets forth and confirms the various agreements we have reached concerning your separation from the Company as well as the terms of a consulting arrangement.

1. Consulting Arrangement. Effective December 1, 1996, you shall no longer be an employee or officer of the Company. From and after December 1, 1996 and through February 28, 1997, you shall act as a consultant to the Company. In this capacity, under my direction, you shall assist the Company to maintain the daily operations of the financial function, including all current activities, as well as special projects such as the inventory system, business plan projections and physical inventory. You shall be present at the offices of the Company at least 25 hours per week. You shall be compensated by the Company for your consulting work at the rate of $50.00 per hour, to be billed and paid weekly. In addition, your existing medical insurance will be provided to you by the Company at no cost to you during the consulting period. Upon the termination of the consulting period, and if permitted by law and the Company's medical plan, you may elect to maintain your health insurance coverage at your sole cost and expense. As an independent contractor to the Company, you acknowledge that you (and not the Company) shall be responsible for payment of all applicable taxes on your compensation.

2. Outstanding Options. On April 29, 1996, the Company issued to you options to acquire up to 50,000 shares of Common Stock of the Company at $.65 per share. As originally stated, the options do not vest until June 30, 1997. We have agreed, however, that effective immediately, an aggregate of 21,000 options shall be fully vested with the balance of 29,000 options being forfeited by you and considered null and void. The 21,000 options which are vested must be exercised by you on or before November 30, 2001.

3. Rule 144. You acknowledge that the shares of Common Stock currently owned by you can only be sold by you in compliance with all of the provisions of Rule 144 promulgated under the Securities Act of 1993, as amended, and you agree to comply


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December 17, 1996
Mr. Edward J. Sullivan, C.P.A.
Page 2

         with all of the requirements thereof. You shall not sell or offer to sell any securities whatsoever of the Company during the consulting period referred to in Section 1 without prior written notice to the Company. In the event that you so notify the Company, the Company may, at its sole discretion, terminate the consulting arrangement described in Section 1 above and have no further obligation thereunder; provided that all of the other terms and conditions of this letter other than
         Section 1 hereof shall survive any such termination and shall remain in full force and effect; and provided, further, however, and if permitted by law and the Company's medical plan, you may elect to maintain your health insurance coverage at your sole cost and expense following any such termination of the consulting arrangement.

4. Sullivan General Release. You agree, intending to be legally bound, to voluntarily and forever release and discharge the Company, as well as all of its past, present and future officers, directors, employees, shareholders and agents and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively, "claims"), known or unknown, suspected or claimed, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to your execution hereof, including, without limitation:

         (a) Any claims relating to or arising out of your employment with and/or separation of employment with the Company;

         (b) Any claims for unpaid or withheld wages, severance, stock options, benefits, bonuses and/or other compensation of any kind; or

         (c) Any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual preference or any other factor prohibited by Federal, state or local law or ordinance, common law or administrative regulations (such as the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act and the Pennsylvania Human Relations Act), and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, quasi-contract, breach of covenant of good faith and fair dealing, detrimental reliance, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and intentional or negligent misrepresentation.

         In addition, you covenant and agree to never, individually or with any other person or in any way, commence, aid in any fashion, prosecute or cause or permit to be


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December 17, 1996
Mr. Edward J. Sullivan, C.P.A.
Page 3

         commenced against the Company or any Releasee any action, obligation, damage, or liability that is the subject matter of this Section 4.

5. A. Company General Release. The Company agrees, intending to be legally bound, to voluntarily and forever release and discharge you, as well as all of your heirs, personal representatives, successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind , known or unknown, suspected or claimed, which the Company ever had, now has or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the Company's execution hereof. In addition, the Company covenants and agrees to never, by itself or with any other person or in any way, commence, aid in any fashion, prosecute or cause or permit to be commenced against any Releasee any action, obligation, damage, or liability that is the subject matter of this Section 5.

         B. Company Indemnification . This will confirm that notwithstanding anything else contained in this letter, you shall continue to be indemnified under the Company's Bylaws to the fullest extent provided or to be provided from time to time thereunder to officers of the Company.

6. Future Actions. You agree not to take any actions which are specifically intended to damage the business interests of the Company or which reflect negatively on the Company or its employees, directors, shareholders or agents, including, but not limited to, contacting the Company's agents, customers, employees (past, present or future to the extent you know them to be related to the Company), or using documents or other data obtained while in the employ of the Company, in a manner that interferes with or damages the Company's reputation, purpose, or employee relations.

7. Termination of Employment Agreement. It is agreed that effective December 1, 1996, the Employment And Non-Competition Agreement between you and the Company dated July 1, 1993, as well as the First Amendment thereto dated April 29, 1996 are hereby terminated and are of no further force and effect and shall be completely superseded and replaced by this letter.

8. Non-disclosure. From and after the date hereof, and except in connection with your consulting duties under Section 1, you shall not directly or indirectly, at any time from and after the date hereof, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, customer or supplier information, documents, know-how, data, marketing information, method or means, or any other confidential or proprietary information (i.e., not already otherwise disseminated to or available to the public) concerning the business or policies of the Company, that you learned as a result of, in connection with, through your employment with, or through your affiliation with the Company.


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December 17, 1996
Mr. Edward J. Sullivan, C.P.A.
Page 4

9. Severability. Should any provision of this letter be held invalid or illegal, such illegality shall not invalidate the whole of this letter but rather, the letter shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

10. Merger Clause. This letter contains the complete understanding and agreement between the parties hereto and supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, oral or written, express or implied including but not limited to your Employment And Non-Competition Agreement referred to in Section 7.

11. Choice of Law. This letter has been executed in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules.

12. Revocation. You have twenty-one (21) days within which to consider this letter. If you sign this letter, you will retain the right to revoke it for seven (7) days. To revoke this letter, you must send a certified letter to my attention. The letter must be postmarked within seven (7) days of your execution of this letter. If you elect to so revoke this letter, all of the terms and conditions hereof shall become void and of no further force or effect whatsoever.


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December 17, 1996
Mr. Edward J. Sullivan, C.P.A.
Page 5

         Ed, please indicate your agreement with this letter by signing and dating this letter below where indicated and returning it to me.

                              Sincerely,

                              USA TECHNOLOGIES, INC.



                              By: /s/ George R. Jensen, Jr.
                                  ----------------------------------------------
                                  George R. Jensen, Jr., Chief Executive Officer

UNDERSTOOD AND AGREED:


/s/ Edward J. Sullivan
----------------------
EDWARD J. SULLIVAN

Date: December 17, 1996
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